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                                                                    EXHIBIT 2.01


                         BUSINESS COMBINATION AGREEMENT


         THIS BUSINESS COMBINATION AGREEMENT (the "Agreement") is made and entered into effective the 12th day of March, 1997, by and among MEGA FORCE STAFFING SERVICES, INC., a North Carolina corporation ("MFSS"), the undersigned shareholders of MFSS (collectively, the "MFSS Shareholders" and individually, a "MFSS Shareholder"), THE HAMILTON-RYKER COMPANY, L.L.C., a Tennessee limited liability company ("Hamilton-Ryker"), and the undersigned members of Hamilton-Ryker (collectively, the "Hamilton-Ryker Members" and individually, a "Hamilton-Ryker Member").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto have determined that it is in their best long-term interests to effect a business combination whereby the Hamilton-Ryker Members shall exchange their Hamilton-Ryker Interests for capital stock in The Mega Force Staffing Companies, Inc., a Delaware corporation to be formed pursuant to the terms and provisions hereof ("Mega Force"), and simultaneously causing a merger of Hamilton-Ryker with and into The Hamilton-Ryker Company, Inc., a North Carolina corporation and a wholly owned subsidiary of Mega Force ("HRC"), with the effect of a contribution to the capital of MFSS by Mega Force in exchange for the capital stock of MFSS; and at the same time MFSS Shareholders shall exchange their capital stock in MFSS for shares in Mega Force and MFSS shall become a wholly owned subsidiary of Mega Force; and

         WHEREAS, the parties intend for such combination to constitute an exchange of property for stock to which Section 351 of the Internal Revenue Code of 1986, as amended, applies;

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   Definitions

         Section 1.1 Certain Defined Terms. When used in this Agreement, the following capitalized words and phrases shall have the following meanings assigned to them:

                  (a) "33 Act" means the Securities Act of 1933, as amended, and any similar or successor federal law then in force.

                  (b) "34 Act" means the Securities Exchange Act of 1934, as amended, and any similar or successor federal law then in force.

                  (c) "Add Backs" mean those certain non-recurring items of income and expense of Hamilton-Ryker charged to Hamilton-Ryker's earnings and listed on Schedule 1.1(c).

                  (d) "Affiliate" means, with respect to any specified person, any other person in the field of Staffing Services who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified person.


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                  (e) "Benefit Plans" means, with respect to any specified
         person, any and all (i) profit sharing, pension, ESOP, 401(k) or other retirement plans or programs, (ii) current and deferred compensation, severance, vacation, stock purchase, stock option, bonus and incentive compensation benefits, (iii) medical, hospital, life, health, accident, disability, death and other fringe and welfare benefits, including any split-dollar life insurance policies, and (iv) other individual and group arrangements and agreements, including any unwritten compensation, fringe benefit, payroll or employment practices, procedures or policies of any kind or description.

                  (f) "Bylaws" means the bylaws of Mega Force, substantially in the form attached hereto as Exhibit 1.1(f), to be adopted as the initial bylaws of Mega Force.

                  (g) "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of Mega Force, substantially in the form attached hereto as Exhibit 1.1(g), to be filed with the Secretary of State of the State of Delaware.

                  (h) "Closing" shall mean the effective date or dates of the consummation and effectuation of the contributions to the capital of Mega Force and related transactions contemplated herein pursuant to the terms and conditions of this Agreement.

                  (i) "Closing Date" shall refer to the date or dates on which the Closing actually occurs.

                  (j) "Code" shall mean the Internal Revenue Code of 1986, as amended, and any similar or successor federal tax law then in force.

                  (k) "Commission" means the United States Securities and Exchange Commission, and any successor in interest thereto.

                  (l) "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity in the field of Staffing Services, whether through the ownership of voting securities, by contract or otherwise.

                  (m) "Creditanstalt" shall mean Creditanstalt Corporate Finance, Inc., a Delaware corporation, Mega Force's senior lender.

                  (n) "Creditanstalt Warrants" means warrants for the right to purchase Mega Force Class A Common Stock or Class B Non-Voting Common Stock, substantially in the form of the Warrant Agreement attached hereto as Exhibit 1.1(n), sometimes referred to as the "Creditanstalt Warrant Agreement."

                  (o) "Encumbrance" shall mean any security interest, mortgage, lien, pledge, claim, charge, escrow, or other encumbrance affecting title.

                  (p) "Environmental Condition" means, with respect to any specified person, (i) the introduction into the environment of any pollution, including, without limitation, any contaminant, irritant or pollutant or other toxic or hazardous substance, in violation of any federal, state or local law, ordinance or governmental rule or regulations, as a result of any spill, discharge, leak, emission, escape, injection, dumping or release of any kind whatsoever of any substance or exposure of any type in any work places or to any medium, including, without limitation, air, land, surface waters or ground waters, or from any generation,


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         transportation, treatment, discharge, storage or disposal of waste materials, raw materials, hazardous materials, toxic materials or products of any kind or from the storage, use or handling of any hazardous or toxic materials or other substances, as a result of which such person has or may become liable to any person or by any reason of which any of the assets of such person may suffer or be subjected to any lien, encumbrance or restriction of any nature, or (ii) any noncompliance with any federal, state or local environmental law, rule, regulation or order as a result of or in connection with any of the foregoing.

                  (q) "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and the Commission or in such other statements by such other entity or other practices and procedures as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

                  (r) "Hamilton-Ryker Debt" shall mean Hamilton-Ryker's debt to the Hamilton-Ryker Members of $2,746,337.00.

                  (s) "Hamilton-Ryker Interests" shall mean, with respect to each Hamilton-Ryker Member, all of the issued and outstanding equity membership interests of Hamilton-Ryker and of any Affiliates of Hamilton-Ryker, including, without limitation, the assets of Career Management, Inc., a Kentucky corporation ("Career Management"), purchased by Hamilton-Ryker pursuant to an Asset Purchase Agreement dated November 4, 1996, owned of record or beneficially by such Hamilton-Ryker Member on the Closing Date.

                  (t) "HRC" means The Hamilton-Ryker Company, Inc., a North Carolina corporation to be formed pursuant to the terms and provisions hereof, Mega Force's wholly owned subsidiary.

                  (u) "HRC Bylaws" means the bylaws of The Hamilton-Ryker Company, Inc., substantially in the form attached hereto as Exhibit 1.1(u), to be adopted as the initial bylaws of The Hamilton-Ryker Company, Inc.

                  (v) "HRC Articles of Incorporation" means the Articles of Incorporation of The Hamilton-Ryker Company, Inc., in the form attached hereto as Exhibit 1.1(v), as filed with the Secretary of State of the State of North Carolina.

                  (w) "IRS" shall mean the Internal Revenue Service, and any successor in interest thereto.

                  (x) "Lock-Up Agreement" shall mean, with respect to a party hereto, that certain agreement to be executed by the party pursuant to which the party agrees not to sell or otherwise transfer any of the Mega Force stock issued thereto pursuant to the terms thereof for the time specified therein, substantially in the form attached hereto as
         Exhibit 1.1(x).

                  (y) "MFSS Common Stock" shall mean the common stock, with no par value, of MFSS.


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                  (z) "MFSS Shares" shall mean, with respect to each MFSS
         Shareholder, all of the issued and outstanding shares of capital stock of MFSS owned of record or beneficially by the MFSS Shareholder on the Closing Date.

                  (aa) "MFSS Springing Warrants" means those warrants for the right to purchase Mega Force Class A Common Stock or Class B Non-Voting Common Stock, substantially in the form attached hereto as Exhibit 1.1(aa)

                  (bb) "Mega Force Equity" shall mean the to be issued Mega Force Class A Common Stock, Mega Force Class B Non-Voting Common Stock, the MFSS Springing Warrants and the Creditanstalt Springing Warrants.

                  (cc) "Mega Force Class A Common Stock" shall mean the Class A common stock, par value of one cent ($.01) per share, of Mega Force.

                  (dd) "Mega Force Class B Non-Voting Common Stock" shall mean the Class B non-voting common stock, par value of one cent ($.01) per share, of Mega Force.

                  (ee) "Mega Force Shares" shall mean the to-be issued shares of capital stock of Mega Force.

                  (ff) "Registration Rights Agreement" means the Registration Rights Agreement, by and among the holders of Mega Force Common Stock, substantially in the form attached hereto as Exhibit 1.1(ff), to be entered into at Closing.

                  (gg) "Staffing Services" means providing placement for temporary personnel for clerical, light industrial, industrial, technical and professional positions including direct search and placement, project/department outsourcing, and career transition and out-placement services.

                  (hh) "Stockholders Agreement" means the Stockholders Agreement, by and among the holders of Mega Force Common Stock, substantially in the form attached hereto as Exhibit 1.1(hh), to be entered into at Closing.

                  (ii) "Subordination Agreement" shall mean a subordination agreement acceptable in form to Mega Force and Creditanstalt, substantially in the form set forth in Exhibit 1.1(ii).

                  (jj) "Subsidiary" or "Subsidiaries" of any person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such person or one or more Subsidiaries of such person.

         Section 1.2 Other Defined Terms. Any capitalized term not specifically defined in Section 1.1 shall have the meaning provided for the term in the section in this Agreement in which such term is first used.

         Section 1.3 References. All references in this Agreement to "Articles" and "Sections" shall be to articles and sections of this Agreement unless otherwise noted. The words "hereof," "herein," "hereby," "hereinafter," "heretofore," "hereunder" and words of similar import shall also refer to material set forth in this Agreement as a whole and not to any particular subdivision unless expressly so limited.


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                                   ARTICLE II

         Capital Contributions, Cash Payments, Notes and Organizational Matters


         Section 2.1 Formation of Mega Force; Directors. Prior to the Closing Mega Force shall be formed as a duly organized corporation in good standing under the laws of the State of Delaware; the members of its Board of Directors shall be named in stockholder resolutions set forth on Exhibit 2.1 hereto.

         Section 2.2 Contribution by MFSS Shareholders. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the MFSS Shareholders shall be deemed to transfer, convey, assign and deliver all of their MFSS Shares to Mega Force as a contribution to the capital of Mega Force, free and clear of any Encumbrance in a transaction intended to comply with the provisions of Section 351 of the Code, as amended.

         Section 2.3 Merger of Hamilton-Ryker and HRC; Contributions by the Hamilton-Ryker Members; Contribution of Business to HRC. Upon the terms and subject to the conditions of this Agreement and the Agreement and Plan of Merger, on the Closing Date, the Hamilton-Ryker Members shall transfer, convey, assign and deliver all of their Hamilton-Ryker Interests, free and clear of any Encumbrance, to Mega Force and receive in exchange the Mega Force Equity set forth in Section 2.4, hereof in a transaction intended to comply with the provisions of Section 351 of the Code, as amended. On the Closing Date, Hamilton-Ryker shall merge with and into Mega Force, with Mega Force being the surviving entity, in accordance with the Members Consent and the Agreement and Plan of Merger set forth on Exhibit 2.3. Also on the Closing Date, Mega Force will contribute the assets, liabilities and business generally of the former Hamilton-Ryker to HRC, Mega Force's wholly owned subsidiary.

         Section 2.4 Issuance of Mega Force Equity. On the Closing Date, on the basis of and in reliance upon the representations and warranties of the respective parties set forth herein, and in exchange for the MFSS Shares and the Hamilton-Ryker Interests, Mega Force shall issue and deliver Mega Force Equity in the following amounts and to the following parties as set forth specifically on Schedule 2.4 hereto:

                  (a) 398,376 shares Mega Force Class A Common Stock and 398,374 shares of Mega Force Class B Non-Voting Common Stock, representing 20% of the fully diluted equity interests of Mega Force, to the Hamilton-Ryker Members;

                  (b) 1,414,232 shares Mega Force Class A Common Stock and 1,414,230 shares of Mega Force Class B Non-Voting Common Stock, representing 71% of the fully diluted equity interest of Mega Force, to the MFSS Shareholders;

                  (c) Creditanstalt Warrants of 358,538 shares of Mega Force Class A Common Stock or Mega Force Class B Non-Voting Common Stock, representing 9.00% of the fully diluted equity interest of Mega Force, to Creditanstalt, as set forth in the Creditanstalt Warrant Agreement, of which (i) warrants for 258,944 shares of Mega Force Class A Common Stock or Mega Force Class B Non-Voting Common Stock, representing 6.50% of the fully diluted equity interest of Mega Force shall be immediately exercisable and (ii) warrants for 99,594 shares of Mega Force Class A Common Stock or Mega Force Class B Non-Voting Common Stock, representing 2.50% of the fully diluted equity interest of Mega Force shall become exercisable only at such time as the aggregate amount of loans made to Mega Force under the


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                  Loan and Security Agreement of even date herewith among Mega
                  Force, the lenders party thereto and Creditanstalt-Bankverein as agent (the "Loan Agreement") equals or exceeds $20,000,000; and

                  (d) MFSS Springing Warrants for a total of 99,594 shares of Mega Force Class A Common Stock, representing 2.50% of the fully diluted equity interest of Mega Force to those MFSS Shareholders so designated on Schedule 2.4 exercisable only if all loans and other obligations outstanding under the Loan Agreement are paid in full, whether by pre-payment or upon maturity, and the Loan Agreement is terminated prior to the time that the aggregate amount of the loans made to Mega Force under the Loan Agreement equals or exceeds $20,000,000.

         Section 2.5 No Anti-Dilution. The parties understand and agree that there are no anti-dilution provisions relating to future rights or issuance of stock except as expressly provided for holders of Creditanstalt Warrants.

         Section 2.6 Certain Cash Payments. On the Closing Date, Mega Force shall pay to the Hamilton-Ryker Members $2.25 million ($2,250,000) in cash (the "Cash Payment").

         Section 2.7 Notes. On the Closing Date, Mega Force shall issue to the Hamilton-Ryker Members notes in the aggregate principal amount of One Million Dollars ($1,000,000), in the form set forth on Exhibit 2.7 hereto (collectively, the "Mega Force Notes" and individually, a "Mega Force Note"), with each of the two Hamilton-Ryker Members receiving a Mega Force Note in the principal amount of Five Hundred Thousand Dollars ($500,000). The Mega Force Notes shall be subordinated to senior debt of Mega Force by operation of the Subordination Agreement.

         Section 2.8       Retirement and Assumption of Debt.

                  (a) Retirement and Assumption of Hamilton-Ryker Debt. As of the Closing Date, Hamilton-Ryker Debt shall be $2,746,337.00. Immediately following the Closing, this debt shall be retired and assumed as follows: (1) Cash from the accounts of Hamilton-Ryker of up to $1,622,504, and (2) the balance, not to exceed $1,123,833, shall be assumed by Mega Force and amended and restated as set forth in Exhibit 2.8 (the "Hamilton-Ryker Notes", together with the Mega Force Notes sometimes referred to as the "Notes"). The Hamilton-Ryker Notes shall be subordinated to senior debt of Mega Force by operation of the Subordination Agreement.

                  (b) Retirement of Bank of Sharon Note in the Amount of $1,250,000. On the Closing Date, this debt shall be paid in full by Mega Force from the proceeds of the Loan Transaction of even date.

         Section 2.9 Adjustments to Cash Payment and Notes. The amount of the Cash Payment and the Notes may be adjusted as set forth in Section 7.4 hereof.

         Section 2.10 Bylaws. On the Closing Date, the Bylaws shall be adopted by Mega Force as its bylaws.

         Section 2.11 Consent of Directors. On the Closing Date, the directors of Mega Force named in its formative resolutions shall execute a Consent of Directors in Lieu of Organizational Meeting of Directors, substantially in the form attached hereto as Exhibit 2.11.


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         Section 2.12 Exchange of Certificates. On the Closing Date, each holder of an outstanding certificate or certificates theretofore representing MFSS Shares or Hamilton-Ryker Interests shall surrender the same to Mega Force and shall receive in exchange a certificate representing the Mega Force shares to be issued thereto pursuant to the terms hereof.

         Section 2.13 MFSS Board of Directors, Bylaws and Officers. The members of MFSS's Board of Directors shall be named in shareholder resolutions set forth in Exhibit 2.13 hereto. MFSS's Amended and Restated Bylaws, set forth in Exhibit 2.13, shall be adopted by MFSS as its amended and restated bylaws. The directors of MFSS named in the aforementioned shareholder resolution shall execute a Consent of Directors, substantially in the form attached hereto as Exhibit 2.13.

         Section 2.14 HRC Board of Directors, Bylaws and Officers. The members of HRC's Board of Directors shall be named in shareholder resolutions set forth in Exhibit 2.14 hereto. The HRC Bylaws shall be adopted by HRC as its bylaws. The directors of HRC named in its formative resolutions shall execute a Consent of Directors in Lieu of Organizational Meeting of Directors, substantially in the form attached hereto as Exhibit 2.14.


                                   ARTICLE III

                         Representations and Warranties


         Section 3.1 Representations and Warranties of the MFSS Shareholders. The MFSS Shareholders, jointly and severally, hereby represent and warrant to Hamilton-Ryker and the Hamilton-Ryker Members the following:

                  (a) Capital Stock. All of the shares of capital stock of MFSS are owned of record and beneficially by the MFSS Shareholders. Each MFSS Shareholder has good title to the MFSS Shares, free and clear of any Encumbrances. There are no agreements, outstanding rights of first refusal, pre-emptive rights, options or other agreements providing for purchase rights or other rights to receive any of the MFSS shares.

                  (b) No Conflicts; Approvals. Neither the execution, delivery and performance of this Agreement by any MFSS Shareholder nor the consummation of the transactions contemplated herein will (i) result in any conflict with, breach of, or default (or give rise to any rights to termination, cancellation or acceleration or loss of any right or benefit) under or require any consent or approval which has not been obtained with respect to any of the terms, conditions, or provisions of any material contract or agreement to which any MFSS Shareholder is a party, or (ii) violate any order, law, rule or regulation applicable to the MFSS Shareholders. No action, consent or approval by, or filing by the MFSS Shareholders with any federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body, is required in connection with the execution, delivery or performance by the MFSS Shareholders of this Agreement, including the contribution of their MFSS Shares to Mega Force, except for any such action, consent, approval or filing obtained prior to the date hereof and except where the failure to obtain such action, consent, approval or filing would have a material adverse effect on the transaction contemplated herein.

                  (c) No Untrue or Inaccurate Representation or Warranty. No representation or warranty by the MFSS Shareholders set forth herein contains any untrue statement of a


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         material fact or omits to state a material fact necessary to make the statements contained herein not misleading.

         Section 3.2 Representations and Warranties of MFSS. MFSS hereby represents and warrants to Hamilton-Ryker and the Hamilton-Ryker Members the following:

                  (a) Organization, Authority and Capacity. MFSS is a corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina and has the full power and authority necessary to (i) execute, deliver and perform its obligations under this Agreement, and (ii) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. MFSS is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on its business. MFSS has no Subsidiaries.

                  (b) Authorization and Validity. The execution, delivery and performance of this Agreement by MFSS have been duly authorized by all necessary action on the part of MFSS. This Agreement has been duly executed and delivered by MFSS and constitutes the legal, valid and binding obligation of MFSS, enforceable against MFSS in accordance with its terms, except as such terms may be limited by bankruptcy, insolvency, or other laws affecting creditors' rights generally, or as such terms may be modified by a court of equity.

                  (c) Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by MFSS of this Agreement: (i) does not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with any provision of MFSS's articles of incorporation or bylaws; (iii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which MFSS is a party or by which MFSS or any of its assets or properties are bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which MFSS is a party or by which any of its assets or properties are bound; and (v) will not create any Encumbrance or restriction upon any of the assets or properties of MFSS.

                  (d) Governing Documents. True and correct copies of the organizational documents and all amendments thereto of MFSS (certified by the Secretary of State of the State of North Carolina) and copies of the bylaws of MFSS have been provided to Hamilton-Ryker. Hamilton-Ryker has previously been provided with access to MFSS's minutes, and such minutes accurately reflect all proceedings of the shareholders and board of directors of MFSS (and all committees thereof). The stock record books of MFSS, which have been made available to Hamilton-Ryker for review, contain true, complete and accurate records of the stock ownership of MFSS.

                  (e) Outstanding and Authorized Capitalization. The authorized capital stock of MFSS consists of 100,000 shares of common stock, of which 50,000 shares of common stock are issued and outstanding and owned beneficially and of record by the MFSS Shareholders as of the date of this Agreement. All of the issued and outstanding shares of capital stock of MFSS are duly and validly issued and outstanding and are fully paid and nonassessable under the laws of the State of North Carolina. None of the outstanding shares of capital stock of MFSS has been issued in violation of any pre-emptive rights of the current or past


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         shareholders of MFSS. Except as set forth in this Section 3.2(e), there are no shares of capital stock or other equity securities of MFSS outstanding and no outstanding rights relating to the capital stock of MFSS.

                  (f) Financial Statements. Attached hereto as Schedule 3.2(f) are the audited combined financial statements of MFSS (for the purposes of this Section 3.2(f), MFSS shall also include its prior Affiliates) for the year ended December 31, 1995 and quarterly unaudited combined financial statements for MFSS's most recently ended quarterly period, which reflect the results of the operations and financial condition of MFSS for such periods and at such dates (collectively, the "MFSS Financial Statements"). The MFSS Financial Statements have been prepared in accordance with GAAP and present fairly in all material respects the financial position of MFSS as of the dates indicated and present fairly in all material respects the results of MFSS's operations for the periods then ended, and are in accordance with the books and records of MFSS, which have been properly maintained and are complete and correct in all material respects.

         Section 3.3 Representations and Warranties of the Hamilton-Ryker Members. The Hamilton-Ryker Members, jointly and severally, hereby represent and warrant to MFSS and MFSS Shareholders the following:

                  (a) Equity. All of the capital equity of Hamilton-Ryker is owned of record and beneficially by the Hamilton-Ryker Members. Each Hamilton-Ryker Member has good title to his respective share of the Hamilton-Ryker Interests, free and clear of any Encumbrances. There are no outstanding rights of first refusal, pre-emptive rights, options or other agreements providing for purchase rights with respect to any of the Hamilton-Ryker Interests.

                  (b) No Conflicts; Approvals. Neither the execution, delivery and performance of this Agreement by any Hamilton-Ryker Member nor the consummation of the transactions contemplated herein will (i) result in any conflict with, breach of, or default (or give rise to any rights to termination, cancellation or acceleration or loss of any right or benefit) under or require any consent or approval which has not been obtained with respect to any of the terms, conditions, or provisions of any material contract or agreement to which any Hamilton-Ryker Member is a party or (ii) violate any order, law, rule or regulation applicable to the Hamilton-Ryker Members. No action, consent or approval by, or filing by the Hamilton-Ryker Members with any federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body, is required in connection with the execution, delivery or performance by the Hamilton-Ryker Members of this Agreement, including the contribution of their Hamilton-Ryker Interests to Mega Force, except for any such action, consent, approval or filing obtained prior to the date hereof and except where the failure to obtain such action, consent, approval or filing would have a material adverse effect on the transactions contemplated herein.

                  (c) No Untrue or Inaccurate Representation or Warranty. No representation or warranty by the Hamilton-Ryker Members set forth herein contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not misleading.

         Section 3.4 Representations and Warranties of Hamilton-Ryker and Affiliates. Hamilton-Ryker and its Affiliates hereby represent and warrant to MFSS and the MFSS Shareholders the following; provided, that with respect to any Hamilton-Ryker Affiliate, the representations and warranties shall also apply to such Affiliates:


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                  (a) Organization, Authority and Capacity. Hamilton-Ryker is a
         limited liability company or partnership duly organized, validly existing, and in good standing under the laws of its state of organization and has the full power and authority necessary to carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. Hamilton-Ryker is duly qualified to do business and is in good standing in each jurisdiction in which a failure to be so qualified or in good standing would have a material adverse effect on its business.

                  (b) Authorization and Validity. The execution, delivery and performance of this Agreement by Hamilton-Ryker have been duly authorized by all necessary action on the part of Hamilton-Ryker. This Agreement has been duly executed and delivered by Hamilton-Ryker and constitutes the legal, valid and binding obligation of Hamilton-Ryker, enforceable against Hamilton-Ryker in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors' rights generally, or as may be modified by a court of equity.

                  (c) Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by Hamilton-Ryker of this
         Agreement: (i) does not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with any provision of Hamilton-Ryker's organizational or governing documents; (iii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Hamilton-Ryker is a party or by which Hamilton-Ryker or any of its assets or properties are bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Hamilton-Ryker is a party or by which any of its assets or properties are bound; and (v) will not create any Encumbrance or restriction upon any of the assets or properties of Hamilton-Ryker.

                  (d) Governing Documents. True and correct copies of the organizational documents and all amendments thereto of Hamilton-Ryker (certified by the Secretary of State of the State of Tennessee) and copies of the bylaws or operating agreements of Hamilton-Ryker have been provided to MFSS. MFSS has been provided previously with access to Hamilton-Ryker's minutes, and such minutes accurately reflect all proceedings of the members and directors or managers of Hamilton-Ryker (and all committees thereof). The membership record books of Hamilton-Ryker, which have been made available to MFSS for review, contain true, complete and accurate records of the equity ownership of Hamilton-Ryker.

                  (e) Outstanding and Authorized Capitalization. The authorized equity of Hamilton-Ryker consists of membership interests, of which all membership interests are owned beneficially and of record by the Hamilton-Ryker Members as of the date of this Agreement. All of the issued and outstanding equity interests of Hamilton-Ryker are duly and validly issued and outstanding and are fully paid and nonassessable under the laws of the State of Tennessee. None of the outstanding equity interests of Hamilton-Ryker has been issued in violation of any pre-emptive rights of the current or past members of Hamilton-Ryker. Except as set forth in this Section 3.4(e), there are no shares of equity securities of Hamilton-Ryker outstanding and no outstanding rights relating to the equity interests of Hamilton-Ryker.

                  (f) Financial Statements. Attached hereto as Schedule 3.4(f) are the unaudited consolidated financial statements of Hamilton-Ryker for the year ended December 31, 1995 and the six-month period ended June 30, 1996, as well as quarterly unaudited consolidated financial statements for Hamilton-Ryker's most recently ended quarterly period, which reflect the results of operations and financial condition of Hamilton-Ryker for such periods and at such dates (collectively, the "Hamilton-Ryker Financial Statements"). The Hamilton-Ryker Financial Statements have been prepared in accordance with GAAP on a consolidated basis and present fairly in all material respects the financial position of Hamilton-Ryker as of the dates indicated and present fairly in all material respects the results of the operations of Hamilton-Ryker for the periods then ended, and are in accordance with the books and records of Hamilton-Ryker, which have been properly maintained and are complete and correct in all material respects.

                  (g) Absence of Changes. Except as disclosed on Schedule 3.4(g), since December 31, 1995, Hamilton-Ryker has not:

                           (1) suffered any material adverse change in its
                  working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations;

                           (2) paid, discharged or satisfied any material
                  liability other than in the ordinary course of business;

                           (3) written off as uncollectible any account
                  receivable other than in the ordinary course of business;

                           (4) compromised any debts, claims or rights or
                  disposed of any of its properties or assets other than in the ordinary course of business;

                           (5) entered into any commitments or transactions not
                  in the ordinary course of business involving aggregate value in excess of $100,000 or made aggregate capital expenditures or commitments in excess of $100,000;

                           (6) made any material change in any method of
                  accounting or accounting practice;

                           (7) subjected any of its assets, tangible or
                  intangible, to any Encumbrance or restriction of any nature whatsoever, except for liens for current property taxes not yet due and payable;

                           (8) increased any salaries, wages or employee
                  benefits for any employee other than in the ordinary course of business;

                           (9) hired, committed to hire or terminated any
                  employee other than in the ordinary course of business;

                           (10) declared, set aside or made (or became obligated
                  for) any payment, dividend or other distribution to any holder of capital stock or purchased, redeemed or otherwise acquired, directly or indirectly, (or became obligated to purchase, redeem or otherwise acquire) any of its capital stock;

                           (11) terminated or amended any material contract,
                  license or other instrument to which Hamilton-Ryker is a party or suffered any loss or termination or threatened loss or termination of any existing material contract, business arrangement or supplier;

                           (12) effected any change in its capital structure; or

                           (13) agreed, whether in writing or otherwise, to take
                  any action described in this Section 3.4(g).

                  (h) No Undisclosed Liabilities. Except as listed on Schedule 3.4(h) hereto, or as otherwise disclosed herein or in the Schedules hereto, Hamilton-Ryker has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, other than liabilities and obligations reflected in the Hamilton-Ryker Financial Statements or incurred in the ordinary course of its business since the date of Hamilton-Ryker's most recent balance sheet included in the Hamilton-Ryker Financial Statements.

                  (i) Litigation. Except as listed on Schedule 3.4(i) hereto,
         (i) there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings pending against or affecting the assets, properties or business of Hamilton-Ryker, and, to the knowledge of Hamilton-Ryker, no such matter is threatened and there is no basis for any such action, (ii) to the knowledge of Hamilton-Ryker, there are no governmental or administrative investigations or inquiries pending that involve Hamilton-Ryker, and (iii) there are no judgments against or consent decrees binding on Hamilton-Ryker or any of their respective assets.

                  (j) No Violation of Law. Except as set forth on Schedule 3.4(j) hereto, to the knowledge of Hamilton-Ryker, Hamilton-Ryker has not been and is not now in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for any such violations as would not individually or in the aggregate have a material adverse effect on Hamilton-Ryker, financial or otherwise.

                  (k)      Real and Personal Property.

                           (1) Schedule 3.4(k)(1) sets forth a list of all items
                  of material personal and mixed, tangible and intangible, property, rights and assets of Hamilton-Ryker. Except as set forth on Schedule 3.4(k)(1), Hamilton-Ryker (i) has good and valid title to all of the personal and mixed, tangible and intangible, property, rights and assets which it purports to own, including all the personal property and assets reflected in the Hamilton-Ryker Financial Statements; and (ii) owns such rights, assets and personal property free and clear of all liens, encumbrances or restrictions of any nature whatsoever (except for current year ad valorem taxes).

                           (2) Schedule 3.4(k)(2) contains a true and correct
                  description of all real property owned or leased by Hamilton-Ryker, including all improvements located thereon. Except as set forth on Schedule 3.4(k)(2),

                  Hamilton-Ryker has good and valid title to all real property owned by it, free and clear of any liens, encumbrances or restrictions of any nature whatsoever. MFSS has been furnished with true, correct and complete copies of all leases, deeds, easements and other documents and instruments concerning the matters listed on Schedule 3.4(k)(2). No condemnation or similar actions are currently in effect or pending against any part of any real property owned or leased by Hamilton-Ryker thereof and, to the best knowledge of Hamilton-Ryker, no such action is threatened against any such real property. There are no encroachments, leases, easements, covenants, restrictions, reservations or other burdens of any nature which might impair in any material respect the use of any owned or leased real property in a manner consistent with past practices nor does any part of any building structure or any other improvement thereon encroach on any other property.

                           (3) To the knowledge of Hamilton-Ryker, the present
                  zoning, subdivision, building and other ordinances and regulations applicable to any owned or leased real property permit the continued operation, use, occupancy and enjoyment of such real property consistent with past practices, and Hamilton-Ryker is in compliance with, and has received no notices of violations of, any applicable zoning, subdivision or building regulation, ordinance or other law, regulation, or requirement. Hamilton-Ryker has all rights and easements necessary for public ingress thereto and egress therefrom and for the provision of all utility services thereto, including any required curb cut or street opening permits or licenses for vehicular access over presently existing roads and driveways.

                           (4) The assets (including all buildings and
                  improvements in connection therewith owned by Hamilton-Ryker) of Hamilton-Ryker are in good operating condition and repair, ordinary wear and tear excepted.

                           (5) Each piece of real property set forth on Schedule
                  3.4(k)(2) is, to the knowledge of Hamilton-Ryker, separately assessed for real property tax assessment purposes and is not combined with any other real property for such tax assessment purposes. Schedule 3.4(k)(5) contains true, complete and correct copies of the most recent tax bills for each piece of real property set forth on Schedule 3.4(k)(2).

                           (6) Schedule 3.4(k)(6) contains a complete and
                  correct list of all trademarks, trade names, service marks, service names, brand names, copyrights, technology rights and licenses, know-how, software and patents, registrations thereof and applications therefor, and any other intellectual property used in the business of Hamilton-Ryker, together with a complete list of all licenses granted by or to Hamilton-Ryker with respect to any of the foregoing. Hamilton-Ryker is not in receipt of any notice of any violation of, and has no reason to believe that the operations of Hamilton-Ryker are violating the rights of others with respect to, any such matter, and Hamilton-Ryker has taken reasonable measures to protect its rights with respect to any such matters as are proprietary to it.

                  (l)      Contracts and Commitments.

                           (1) Schedule 3.4(l) contains a complete and accurate
                  list of all contracts, agreements, commitments, instruments and obligations (whether written or oral, contingent or otherwise) of Hamilton-Ryker concerning the following matters (collectively, the "Hamilton-Ryker Agreements"):

                                    (i) the lease (as lessee or lessor) or
                           license (as licensee or licensor) of any real or personal property (tangible or intangible);

                                    (ii) the employment or engagement of any
                           officer, director, employee, consultant or agent;

                                    (iii) any arrangement limiting the freedom
                           of Hamilton-Ryker to compete in any manner in any line of business or requiring Hamilton-Ryker to share profits;

                                    (iv) any arrangement that could reasonably
                           be anticipated to have a material adverse effect on Hamilton-Ryker, financial or otherwise;

                                    (v) any arrangement not in the ordinary
                           course of business;

                                    (vi) any power of attorney, whether limited
                           or general, granted by or to Hamilton-Ryker; and

                                    (vii) any arrangement granting a member of
                           Hamilton-Ryker any rights which are not common to all other members of Hamilton-Ryker; and

                                    (viii) any other arrangement that requires
                           performance for a period of more than 90 days or that requires payments in excess of $50,000.

                           (2) Hamilton-Ryker has delivered to MFSS true and
                  complete copies of all of the Hamilton-Ryker Agreements. Except as indicated on Schedule 3.4(l) hereto, the Hamilton-Ryker Agreements are valid and effective in accordance with their respective terms, and there is not under any of such Hamilton-Ryker Agreements (i) any existing or claimed default by Hamilton-Ryker or any event which with notice or lapse of time, or both, would constitute a default by Hamilton-Ryker or (ii) to the knowledge of Hamilton-Ryker, any existing or claimed default by any other party or event which with notice or lapse of time, or both, would constitute a default by any such party. Except as indicated on Schedule 3.4(l), the continuation, validity and effectiveness of the Hamilton-Ryker Agreements will not be affected by the transactions contemplated by this Agreement and the transactions contemplated by this Agreement will not result in a breach of or default under, or require the consent of any other party to, any of the Hamilton-Ryker Agreements. There is no actual or, to the knowledge of Hamilton-Ryker, threatened termination, cancellation or limitation of any of the Hamilton-Ryker Agreements. To the knowledge of Hamilton-Ryker, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Hamilton-Ryker Agreements.

                  (m)      Employment and Labor Matters.

                           (1) Schedule 3.4(m)(1) sets forth (i) the number of
                  full-time and part-time employees of Hamilton-Ryker and (ii) the name and compensation paid to each employee of or consultant to Hamilton-Ryker who received salary, benefits and bonuses for either of Hamilton-Ryker's most recently ended fiscal years in excess of $50,000.

                           (2) Hamilton-Ryker is in compliance in all material
                  respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including laws concerning unfair labor practices within the meaning of
                  Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended.

                           (3)      Except as disclosed on Schedule 3.4(m)(3),

                                    (i) there are no charges, governmental
                           audits, investigations, administrative proceedings or complaints concerning employment practices of Hamilton-Ryker pending or, to the knowledge of Hamilton-Ryker, threatened before any federal, state or local agency or court, and, to the knowledge of Hamilton-Ryker, no basis for any such matter exists;

                                    (ii) Hamilton-Ryker is not a party to any
                           union or collective bargaining agreement, and, to the knowledge of Hamilton-Ryker, no union attempts to organize the employees of Hamilton-Ryker have been made, nor are any such attempts now threatened; and

                                    (iii) Hamilton-Ryker has not experienced any
                           organized slowdown, work interruption, strike, or work stoppage by its employees.

                  (n) Employee Benefit Matters. The Benefit Plans described in
         Schedule 3.4(n) are the only Benefit Plans maintained by Hamilton-Ryker for the benefit of its members, officers, directors, employees, former employees, or independent contractors. Except as disclosed on Schedule 3.4(n), there are no contributions or payments due with respect to any of the Benefit Plans of Hamilton-Ryker, nor will any such contributions or payments be due or required to be paid on or prior to the Closing Date. Each Benefit Plan of Hamilton-Ryker has been operated and administered in compliance with the provisions of ERISA, and the provisions of the Code applicable to it. No Benefit Plan of Hamilton-Ryker or its ERISA Affiliates which is subject to the minimum funding standards of ERISA or the Code, if any, has incurred any accumulated funding deficiency within the meaning of ERISA or the Code. All contributions with respect to a Benefit Plan of Hamilton-Ryker or its ERISA Affiliates that is subject to Code Section 412 or ERISA
         Section 302 have been timely made and there is no lien or expected to be a lien under Code Section 412(n) or ERISA
         Section 302(f) or tax under Code Section 4971. No Benefit Plan of Hamilton-Ryker or its ERISA Affiliates has a "liquidity shortfall" as defined in Code Section 412(m)(5). Neither Hamilton-Ryker nor its ERISA Affiliates are subject to or can reasonably be expected to become subject to a lien under Code Section 401(a)(29). No event has occurred in connection with a Benefit Plan of Hamilton-Ryker or its ERISA Affiliates that could result in liability to Hamilton-Ryker under Title IV of ERISA. Hamilton-Ryker has not incurred any liability to the Pension Benefit Guaranty Corporation in connection with any Benefit Plan of Hamilton-Ryker or its ERISA Affiliates which is subject to Title IV of ERISA, if any. The assets of each Benefit Plan of Hamilton-Ryker or its ERISA Affiliates that is subject to Title IV of ERISA, if any, are sufficient to provide all "benefit liabilities" (as defined in ERISA Section 4001(a)(16)) under such Benefit Plan if such Benefit Plan terminated, and are also sufficient to provide all other benefits due under the Benefit Plan (including, but not limited to, ancillary, disability, shutdown, early retirement and welfare benefits). Neither Hamilton-Ryker nor its ERISA Affiliates have had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer pension plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) at any time. No event which constitutes a reportable event as defined in Section 4043 of ERISA has occurred or is continuing with respect to any Benefit Plan covered by ERISA. No facts exist which will result in a material increase in the premium costs of any Benefit Plan for which benefits are insured or a material increase in benefit costs of any Benefit Plan which provides self-insured benefits. No "prohibited transaction" (as defined in ERISA Section 406 or Code
         Section 4975) has occurred with respect to any Benefit Plan. None of the Benefit Plans has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for former or retired employees of Hamilton-Ryker, except as required to avoid excise taxes under Code Section 4980B. All Benefit Plans subject to Code Section 4980B or Part 6 of Title I of ERISA have been maintained in compliance with the requirements of Code Section 4980B and Part 6 of Title I of ERISA. There is no contract, agreement, plan or arrangement covering any employee or former employee of Hamilton-Ryker that could result in the payment of any amount that would not be deductible under Code Sections 162(m) or 280G. As of the Closing Date, Hamilton-Ryker will have no material liabilities under any Benefit Plan that is not reflected in the Hamilton-Ryker Financial Statements.

                  (o) Insurance Policies. Except as described on Schedule 3.4(o), all of the assets and business of Hamilton-Ryker is insured in such amounts and against such losses, casualties or risks as are customary for similar properties and businesses, and Hamilton-Ryker has maintained such customary insurance continuously from the earlier of
         (i) the date of its inception and (ii) the date of inception of any of its predecessors. Schedule 3.4(o) sets forth a complete and accurate list and description of all insurance policies in force naming Hamilton-Ryker, or any employee thereof, as an insured or beneficiary or as a loss payee or for which Hamilton-Ryker has paid or is obligated to pay all or part of the premiums, including, without limitation, all liability, fire, health and life insurance policies. All such policies are in full force and effect and the premiums due thereon have been timely paid. Hamilton-Ryker has not received notice of any pending or threatened termination or premium increase (retroactive or otherwise) with respect thereto, and, to the knowledge of Hamilton-Ryker, Hamilton-Ryker is in compliance with all conditions contained therein. Except as set forth on Schedule 3.4(o), there are no pending claims against such insurance by Hamilton-Ryker as to which insurers are defending under reservation of rights or have denied liability, and except as set forth on Schedule 3.4(o), there exists no claim under such insurance that has not been properly filed by Hamilton-Ryker. To the knowledge of Hamilton-Ryker, there are no outstanding or unfulfilled requirements or recommendations of any insurance company insuring Hamilton-Ryker regarding any repairs to or work to be performed with respect to the assets of Hamilton-Ryker. Hamilton-Ryker has complied with any such requirements and recommendations as to which Hamilton-Ryker has received notice. Schedule 3.4(o) contains a listing of all claims made and loss histories in respect of any insurance maintained by Hamilton-Ryker or any predecessor during the past three
         (3) years. Schedule 3.4(o) contains also a listing by amount and description of all current and pending workers' compensation reserves and claims naming Hamilton-Ryker as employer.

                  (p) Environmental Matters. Except as set forth in Schedule 3.4(p), there are no present or past Environmental Conditions in any way relating to the business, properties or assets of Hamilton-Ryker and Hamilton-Ryker is currently operating its business in compliance with all federal, state and local environmental laws.

                  (q) Accounts Receivable and Payable. To the knowledge of Hamilton-Ryker, except as set forth on Schedule 3.4(q), the accounts receivable of Hamilton-Ryker outstanding as of the Closing Date will be subject to no defenses, counterclaims, or rights of setoff other than those arising in the ordinary course of business and for which adequate reserves have been established. Except as set forth on Schedule 3.4(q), no undisputed accounts payable of Hamilton-Ryker are, at this date, over 45 days old.

                  (r) Taxes.

                           (1) Except as listed in Schedule 3.4(r) or as
                  reflected in the Hamilton-Ryker Financial Statements, there does not exist and will not after the Closing Date exist any liability for taxes which may be asserted by any taxing authority against, and no lien or other encumbrance for taxes will attach to, Hamilton-Ryker or its respective assets other than taxes due in respect of periods for which tax returns are not yet due and for which adequate accruals have been made in the Hamilton-Ryker Financial Statements. All federal, state and local tax returns and tax reports required to be filed prior to the date hereof with respect to Hamilton-Ryker have been filed (other than returns for which extensions to file have been granted) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, all of which are true, correct and complete, and all amounts shown as owing thereon have been paid.

                           (2) Except as listed on Schedule 3.4(r),
                  Hamilton-Ryker has not received notice of any tax claims being asserted or any proposed assessment by any taxing authority and no tax returns of Hamilton-Ryker have been examined by the IRS or the appropriate state agencies for any fiscal year or period ended prior to the date hereof, and Hamilton-Ryker is not presently under, nor has it received notice of any, contemplated investigation or audit by the IRS or any state agency concerning any fiscal year or period ended prior to the date hereof. Except as listed on Schedule 3.4(r), Hamilton-Ryker has not executed any extension or waivers of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

                           (3) Hamilton-Ryker and any predecessors in interest
                  have withheld or collected from each payment made to each of their employees the amount of all taxes required to be withheld or collected therefrom and

                  Hamilton-Ryker and any predecessors in interest have paid the same to the proper tax depositories or collecting authorities.

                           (4) For purposes hereof, "taxes" shall mean any
                  federal, state, county, local, foreign or other tax, charge, imposition or other levy (including interest or penalties thereon) including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, taxes on earnings and profits, employment and payroll related taxes, property taxes, real property transfer taxes, Federal Insurance Contributions Act taxes, taxes on value added and import duties, whether or not measured in whole or in part by net income, imposed by the United States or any political subdivision thereof or by any jurisdiction other than the United States or any political subdivision thereof.

                  (s) Licenses and Authorizations.

                           (1) Hamilton-Ryker is the holder of all valid
                  licenses and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its business. Set forth on
                  Schedule 3.4(s) is a correct and complete list of such licenses, permits and other authorizations, complete and correct copies of which have been provided to MFSS.

                           (2) To the knowledge of Hamilton-Ryker, no material
                  violation, default, order or deficiency exists with respect to any of the items listed on Schedule 3.4(s). Hamilton-Ryker has not received any notice of any action pending or recommended by any state or federal agencies having jurisdiction over the items listed on Schedule 3.4(s), either to revoke, withdraw or suspend any license, right or authorization thereunder. To the knowledge of Hamilton-Ryker, no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed on Schedule 3.4(s) or to revoke, withdraw or suspend any such license. Except as listed on Schedule 3.4(s), no consent or approval of, prior filing with or notice to, or any action by, any governmental body or agency or any other third party is required in connection with any such license, right or authorization by reason of the consummation of the transactions contemplated by this Agreement and the continued operation of the businesses of Hamilton-Ryker thereafter on a basis consistent with past practices.

                  (t) Inspections and Investigations. Except as set forth and described in Schedule 3.4(t), (i) Hamilton-Ryker has not, during the past three (3) years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, trade association, professional review organization, accrediting organization or certifying agency for the purpose of any alleged improper activity, nor has Hamilton-Ryker received any notice of deficiency in connection with its operations,
         (ii) there are not presently any outstanding deficiencies or work orders of any governmental authority having jurisdiction over Hamilton-Ryker, or other third party, requiring conformity to any applicable agreement, statute, regulation, ordinance or bylaw, including, but not limited to, the government and private programs, and
         (iii) there is not any notice of any claim, requirement or demand of any licensing or certifying agency or other third party supervising or having authority over Hamilton-Ryker or its operations to rework or redesign any part thereof or to provide additional furniture, fixtures, equipment, appliances or inventory so as to conform to or comply with any existing law, code, rule, regulation or standard. Copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in Schedule 3.4(t) have been provided to MFSS.

                  (u) Statements True and Correct. No representation or warranty made herein by Hamilton-Ryker, nor in any statement, certificate or instrument to be furnished to MFSS by Hamilton-Ryker pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

                  (v) Subsidiaries and Predecessors. Except as set forth on
         Schedule 3.4(v), Hamilton-Ryker has not owned and does not currently own, directly or indirectly, of record, beneficially or equitably, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity. Set forth on Schedule 3.4(v) is a listing of all predecessor companies of Hamilton-Ryker, including the names of any entities from whom Hamilton-Ryker previously acquired material assets, and any other entity of which Hamilton-Ryker has been a subsidiary or division. Except as listed on Schedule 3.4(v), Hamilton-Ryker has not sold or disposed of, by way of asset sale, stock sale, spin-off or otherwise, any material assets or business of Hamilton-Ryker.


                                   ARTICLE IV

                            Covenants of the Parties

         Section 4.1 Covenants of Hamilton-Ryker. Hamilton-Ryker hereby covenants and agrees as follows:

                  (a)      Access and Information.   Prior to the Closing Date:

                           (1) Hamilton-Ryker shall give representatives of MFSS
                  reasonable access during normal business hours to each of the offices in which the business operations of Hamilton-Ryker are conducted, books, accounts and records and all other relevant documents and will make available, and use its best efforts to cause their independent auditors to make available, copies of all such documents and information with respect to the business and properties of Hamilton-Ryker as representatives of MFSS may from time to time reasonably request, including, without limitation, the working papers used to prepare the Hamilton-Ryker Financial Statements and income tax returns filed previously by or on behalf of Hamilton-Ryker, all in such manner as not unduly to disrupt Hamilton-Ryker's normal business activities. Hamilton-Ryker's accountants shall prepare and deliver to MFSS an analysis of the Hamilton-Ryker Financial Statements illustrating appropriate adjustments to GAAP.

                           (2) Hamilton-Ryker shall confer on a regular and
                  frequent basis with one or more representatives of MFSS to report material operational matters and to report the general status of on-going operations of Hamilton-Ryker.

                           (3) Hamilton-Ryker shall notify MFSS of any material
                  adverse change in the financial position, earnings or business of Hamilton-Ryker, of any unexpected emergency or other unanticipated change in the business of Hamilton-Ryker, or of any governmental complaints, investigations or hearings or adjudicatory proceedings (or communications indicating that the same may be contemplated), or of any other matter which may be material to Hamilton-Ryker, or which would cause the representations contained in Section 3.4 hereof not to be true and correct, and shall keep MFSS fully informed of such events and permit its representatives to participate in all discussions relating thereto.

                  (b) Conduct of Business. Prior to the Closing Date, except as otherwise approved by MFSS or necessary to consummate the transactions contemplated by this Agreement, Hamilton-Ryker shall conduct its business only in the ordinary course thereof consistent with past practice and in such a manner that the representations and warranties contained in Section 3.4 hereof shall be true and correct at and as of the Closing Date (except for changes contemplated, permitted or required by this Agreement) and so that the conditions to be satisfied by Hamilton-Ryker at the Closing Date shall have been satisfied. Hamilton-Ryker shall, consistent with conducting its business in accordance with reasonable business judgment, preserve its business intact; and use its best and most diligent efforts to (i) preserve and maintain the business organization and the personnel of its business,
         (ii) keep available to Mega Force the services of its present employees, (iii) preserve for Mega Force the goodwill of its customers and all others having business relations with either Hamilton-Ryker, and (iv) promptly pay or perform, in accordance with its current policies and procedures, when due, all liabilities incurred prior to the Closing Date.

                  (c) Unusual Events. Until the Closing Date, Hamilton-Ryker shall supplement or amend all relevant Exhibits and Schedules with respect to any matter thereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Exhibits or Schedules.

                  (d) Departmental Violations. Hamilton-Ryker shall make all reasonable attempts to comply with all notices of violations of law or municipal ordinances, orders or requirements noted in or issued by government agencies or departments having authority with respect to buildings, fire, labor, health, or any other federal, state or municipal department having jurisdiction against or affecting the operations of Hamilton-Ryker, prior to the Closing Date unless contesting the same in good faith. All such notices, after the date hereof and prior to the Closing Date, shall be complied with by Hamilton-Ryker, as applicable, prior to the Closing Date. Upon written request, Hamilton-Ryker, as required, shall furnish MFSS with an authorization to make the necessary searches for such notices.

                  (e) Prior Consent of MFSS. Between the date hereof and the Closing Date, Hamilton-Ryker will not, without the prior written consent of MFSS:

                           (1) make any change in its governing instruments;

                           (2) issue any securities, options, warrants, calls,
                  conversion rights or commitments relating to its securities of any kind;

                           (3) declare or pay a dividend;

                           (4) enter into any contract or commitment or incur or
                  agree to incur any liability or make any capital expenditures in excess of $5,000 in the aggregate, except for purchases of inventory in accordance with past practices in the ordinary course of business;

                           (5) increase the compensation payable or to become
                  payable to any officer, director, shareholder, employee or independent contractor;

                           (6) create, assume or permit to exist any new
                  Encumbrance;

                           (7) sell, assign, lease or otherwise transfer or
                  dispose of any of its property or assets, except in the ordinary course of business consistent with past practices;

                           (8) negotiate for the acquisition of any business or
                  the start-up of any new business;

                           (9) merge or consolidate or agree to merge or
                  consolidate with or into any other entity;

                           (10) waive any of its material rights or claims;

                           (11) knowingly breach or permit a breach or amend or
                  terminate any material contract to which it is a party or by which it is bound or any Permit;

                           (12) enter into any other transaction outside the
                  ordinary course of it's business or prohibited hereunder; or

                           (13) adopt, amend or terminate any Employee Benefit
                  Plan.

                  (f) Since June 30, 1996 and up to the Closing Date, Hamilton-Ryker shall not have expended, or contracted to expend more than $275,000 in aggregate capital expenditures.

                  (g) Exclusivity. Prior to the Closing Date, Hamilton-Ryker and the Hamilton-Ryker Members affirm their covenant not to engage in discussion with any other party concerning merger, sale or combination of the Hamilton-Ryker business.

         Section 4.2 Covenants of MFSS. MFSS hereby covenants and agrees as follows:

                  (a) Access and Information. Prior to the Closing Date:

                           (1) MFSS thereof shall give representatives of
                  Hamilton-Ryker reasonable access during normal business hours to each of the offices in which the business operations of MFSS are conducted, books, accounts and records and all other relevant documents and will make available, and use its best efforts to cause its independent auditors to make available, copies of all such documents and information with respect to the business and properties of MFSS, as representatives of Hamilton-Ryker may from time to time reasonably request, including, without limitation, the working papers used to prepare the MFSS Financial Statements and income tax returns filed previously by or on behalf of MFSS, all in such manner as not unduly to disrupt MFSS's normal business activities. MFSS's accountants shall prepare and deliver to Hamilton-Ryker an analysis of the MFSS Financial Statements illustrating appropriate adjustments to GAAP.

                           (2) MFSS shall confer on a regular and frequent basis
                  with one or more representatives of Hamilton-Ryker to report material operational matters and to report the general status of on-going operations of MFSS.

                           (3) MFSS shall notify Hamilton-Ryker of any material
                  adverse change in the financial position, earnings or business of MFSS, and any unexpected emergency or other unanticipated change in the business of MFSS, and of any governmental complaints, investigations or hearings or adjudicatory proceedings (or communications indicating that the same may be contemplated), or of any other matter which may be material to MFSS, or any Subsidiary thereof, or which would cause the representations contained in Section 3.2 hereof not to be true and correct and shall keep Hamilton-Ryker fully informed of such events and permit its representatives to participate in all discussions relating thereto.

                  (b) Conduct of Business. Prior to the Closing Date, except as otherwise approved by Hamilton-Ryker or necessary to consummate the transactions contemplated by this Agreement, MFSS shall conduct its business only in the ordinary course thereof consistent with past practice and in such a manner that the representations and warranties contained in Section 3.2 hereof shall be true and correct at and as of the Closing Date (except for changes contemplated, permitted or required by this Agreement) and so that the conditions to be satisfied by MFSS at the Closing Date shall have been satisfied. MFSS shall, consistent with conducting its business in accordance with reasonable business judgment, preserve its business intact; and use its best and most diligent efforts to (i) preserve and maintain the business organization and the personnel of its business, (ii) keep available to Mega Force the services of its present employees, (iii) preserve for Mega Force the goodwill of its customers and all others having business relations with MFSS, and (iv) promptly pay or perform, in accordance with its current policies and procedures, when due, all liabilities incurred prior to the Closing Date.

                  (c) Unusual Events. Until the Closing Date, MFSS shall supplement or amend all relevant Exhibits and Schedules with respect to any matter thereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Exhibits or Schedules.

                  (d) Departmental Violations. MFSS shall make all reasonable attempts to comply with all notices of violations of law or municipal ordinances, orders or requirements noted in or issued by government agencies or departments having authority with respect to buildings, fire, labor, health, or any other federal, state or municipal department having jurisdiction against or affecting the operations of MFSS or any Subsidiary thereof prior to the Closing Date unless contesting the same in good faith. All such notices, after the date hereof and prior to the Closing Date, shall be complied with by MFSS prior to the Closing Date. Upon written request, MFSS shall furnish Hamilton-Ryker with an authorization to make the necessary searches for such notices.

                  (e) Prior Consent of Hamilton-Ryker. Prior to the Closing Date, MFSS will not, without the prior written consent of Hamilton-Ryker:

                           (1) make any change in its governing instruments;

                           (2) issue any securities, options, warrants, calls,
                  conversion rights or commitments relating to its securities of any kind;

                           (3) declare or pay a dividend;

                           (4) enter into any contract or commitment or incur or
                  agree to incur any liability or make any capital expenditures in excess of $5,000 in the aggregate, except for purchases of inventory in accordance with past practices in the ordinary course of business;

                           (5) increase the compensation payable or to become
                  payable to any officer, director, shareholder, employee or independent contractor;

                           (6) create, assume or permit to exist any new
                  Encumbrance;

                           (7) sell, assign, lease or otherwise transfer or
                  dispose of any of its property or assets, except in the ordinary course of business consistent with past practices;

                           (8) negotiate for the acquisition of any business or
                  the start-up of any new business;

                           (9) merge or consolidate or agree to merge or
                  consolidate with or into any other entity;

                           (10) waive any of its material rights or claims;

                           (11) knowingly breach or permit a breach or amend or
                  terminate any material contract to which it is a party or by which it is bound or any Permit;

                           (12) enter into any other transaction outside the
                  ordinary course of it's business or prohibited hereunder; or

                           (13) adopt, amend or terminate any Employee Benefit
                  Plan.


                                    ARTICLE V

                         Conditions Precedent to Closing

         Section 5.1 Conditions Precedent to Performance by the MFSS Shareholders. All obligations hereunder of the MFSS Shareholders are subject to the performance, at or prior to the Closing Date, of all covenants and agreements contained herein which are to be performed by Hamilton-Ryker and each of the Hamilton-Ryker Members at or prior to such Closing Date and to the fulfillment at, or prior to, the Closing Date, of each of the following conditions (unless expressly waived in writing by the MFSS Shareholders at any time at or prior to the Closing Date):

                  (a) Representations and Warranties True. All of the representations and warranties made by Hamilton-Ryker and each Hamilton-Ryker Member herein shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, and shall be true at and as of the Closing Date in all material respects and MFSS shall have been furnished with a certificate of the President or any Vice President or managing member of Hamilton-Ryker, dated the Closing Date, in his or her corporate capacity, certifying to the truth of such representations and warranties as of the Closing Date.

                  (b) No Obstructive Proceeding. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against the MFSS Shareholders or the Hamilton-Ryker Members which seeks to, or would, render it unlawful as of the Closing Date to effect the transfer of the Hamilton-Ryker Interests and the MFSS Shares in accordance with the terms hereof. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.

                  (c) Opinion of Hamilton-Ryker's Counsel. MFSS shall have received on the Closing Date an opinion of legal counsel to Hamilton-Ryker, dated the Closing Date, in form and substance satisfactory to MFSS, to the effect set forth in Exhibit 5.1(c).

                  (d) Consents and Approvals. Any consents required from any public or regulatory agency having jurisdiction shall have been received, including termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, if applicable to the contemplated transactions, and any consents required from third parties to the transactions contemplated herein shall have been received.

                  (e) Proceedings and Documents Satisfactory. All proceedings in connection with the transfer of the Hamilton-Ryker Interests and all certificates and documents delivered to the parties pursuant to this Agreement shall be satisfactory in form and substance to the parties acting reasonably and in good faith.

                  (f) Execution of Employment Contracts. D. Crawford Gallimore and T. Wayne McCreight shall each execute an Employment Contract with Mega Force, in substantially the forms attached hereto as Exhibit 5.1(f), with annual cash compensation fixed at $150,000. Other executive officers of Hamilton-Ryker whose names appear on Schedule 5.1(f) shall enter into employment and non-competition agreements with Mega Force in a form substantially similar to Exhibit 5.1(f).

                  (g) No Adverse Change. From the date of this Agreement until the Closing Date, the operations of Hamilton-Ryker shall have been conducted in the ordinary course of business, consistent with past practices, and from the date of the Hamilton-Ryker Financial Statements until the Closing Date no event shall have occurred or have been threatened which has or would have a material and adverse effect upon the operations of Hamilton-Ryker and shall not have sustained any loss or damage to its business, whether or not insured, or been the subject of any activity that affects materially and adversely the value of its assets, properties or operations.

                  (h) Financing. Mega Force shall have obtained commitments for debt or equity financing for at least $25 million ($25,000,000) prior to the Closing Date and be prepared to consummate the financing transaction at Closing.

                  (i) Lock-Up Agreement. Mega Force and each of the Hamilton-Ryker Members shall have entered into a Lock-Up Agreement in the form of Exhibit 1.1(x).

                  (j) Delivery of Transfer Instruments. The instruments of transfer and certificates described in Section 6.4 shall have been properly executed and delivered to MFSS.

                  (k) Incumbency Certificates. MFSS shall have received from Hamilton-Ryker appropriate Incumbency Certificates, dated as of the Closing Date, containing specimens of the signatures of the appropriate officers of Hamilton-Ryker.

                  (l) Bring Down Certificate. MFSS shall have received a true and complete and accurate list as of the Closing Date, showing (i) all liabilities, obligations and contracts and agreements of Hamilton-Ryker incurred or entered into since the date hereof, other than those contracts, liabilities and obligations incurred or entered into in the ordinary course of the operations of Hamilton-Ryker (excluding liabilities resulting from or arising out of any claim for medical malpractice or other tort liability), and (ii) all assets of Hamilton-Ryker acquired since the date hereof other than those assets acquired in the ordinary course of their operations.

                  (m) Registration Rights Agreement. Each of the Hamilton-Ryker Members shall have entered into the Registration Rights Agreement in the form of Exhibit 1.1(ff).

                  (n) Stockholders Agreement. Each of the Hamilton-Ryker Members shall have entered into the Stockholders Agreement in the form of
         Exhibit 1.1(hh).

                  (o) Trademark Assignment. The Hamilton-Ryker Company, Inc., a Tennessee corporation, and the Hamilton-Ryker Members shall each transfer and convey any and all right, title and interest in and to the "Hamilton-Ryker" name to Mega Force. The Hamilton-Ryker Company, Inc. shall have entered into Trademark Assignments in the form of Exhibit 5.1(o), which shall transfer and convey all right, title and interest in and to the "Hamilton-Ryker" trademark and copyrights to Mega Force.

                  (p) Hamilton-Ryker and HRC Merger. Hamilton-Ryker and the Hamilton-Ryker Members shall execute or cause to be entered the Members Consent and the Agreement and Plan of Merger in the form of Exhibit
         2.3. A Certificate of Merger shall be executed, filed and accepted in the office of the Secretary of State of Tennessee and North Carolina evidencing such merger.

         Section 5.2 Conditions Precedent to Performance by the Hamilton-Ryker Members. All obligations hereunder of the Hamilton-Ryker Members are subject to the performance, at or prior to such Closing Date, of all covenants and agreements contained herein which are to be performed by MFSS and each of the MFSS Shareholders at or prior to the Closing Date and to the fulfillment at, or prior to, the Closing Date, of each of the following conditions (unless expressly waived in writing by the Hamilton-Ryker Members at any time at or prior to such Closing Date):

                  (a) Representations and Warranties True. All of the representations and warranties made by MFSS and each of the MFSS Shareholders herein shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, and shall be true at and as of the Closing Date in all material respects and the Hamilton-Ryker Members shall have been furnished with appropriate certificates of the President or any Vice President, dated the Closing Date, in his or her corporate capacity, certifying to the truth of such representations and warranties as of the Closing Date.

                  (b) No Obstructive Proceeding. No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against the MFSS Shareholders or the Hamilton-Ryker Members which seeks to, or would, render it unlawful as of the Closing Date to effect the transfer of the MFSS Shares or the Hamilton-Ryker Interests in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transactions contemplated hereby. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.

                  (c) Opinion of MFSS's Counsel. The Hamilton-Ryker Members shall have received on the closing date an opinion of legal counsel to MFSS, dated the Closing Date, in form and substance satisfactory to the Hamilton-Ryker Members, to the effect set forth in Exhibit 5.2(c).

                  (d) Consents and Approvals. Any consents required from any public or regulatory agency having jurisdiction shall have been received, including termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, if applicable to the contemplated transactions, and any consents required from third parties to the transaction contemplated herein shall have been received.

                  (e) Proceedings and Documents Satisfactory. All proceedings in connection with the transfers contemplated herein and all certificates and documents delivered to the parties pursuant to this Agreement shall be satisfactory in form and substance to the parties acting reasonably and in good faith.

                  (f) Execution of Employment Contracts. H. Ronald Stone and Jerry F. Stone shall each execute an Employment Contract with Mega Force, in substantially the forms attached hereto as Exhibit 5.2(f).

                  (g) No Adverse Change. From the date of this Agreement until the Closing Date, the operations of MFSS shall have been conducted in the ordinary course of business, consistent with past practices, and from the date of the MFSS Financial Statements until the Closing Date no event shall have occurred or have been threatened which has or would have a material and adverse effect upon the operations of MFSS and shall not have sustained any loss or damage to its business, whether or not insured, or been the subject of any activity that affects materially and adversely the value of its assets, properties or operations.

                  (h) Lock-Up Agreement. Mega Force and each of the MFSS Shareholders shall have entered into a Lock-Up Agreement in the form of
         Exhibit 1.1(x).

                  (i) Delivery of Transfer Instruments. The instruments of transfer and certificates described in Section 6.2 hereof shall have been properly executed and delivered to Hamilton-Ryker.

                  (j) Registration Rights Agreement. Each of the MFSS Shareholders shall have entered into a Registration Rights Agreement in the form of Exhibit 1.1(ff).

                  (k) Stockholders' Agreement. Each of the MFSS Shareholders shall have entered into a Stockholders Agreement in the form of Exhibit 1.1(hh).

                  (l) Incumbency Certificates. Hamilton-Ryker shall have received from MFSS appropriate Incumbency Certificates, dated as of the Closing Date, containing specimens of the signatures of the appropriate officers of MFSS.

                  (m) Bring Down Certificate. Hamilton-Ryker shall have received a true and complete and accurate list as of the Closing Date, showing
         (i) all liabilities, obligations and contracts and agreements of MFSS incurred or entered into since the date hereof, other than those contracts, liabilities and obligations incurred or entered into in the ordinary course of the operations of MFSS, (excluding liabilities resulting from or arising out of any claim for medical malpractice or other tort liability), and (ii) all assets of MFSS acquired since the date hereof other than those assets acquired in the ordinary course of their operations.


                                   ARTICLE VI

                                     Closing

         Section 6.1 The Closing. The Closing shall take place at the offices of Moore & Van Allen, PLLC in Raleigh, North Carolina or at such other place as may be fixed by mutual consent of the MFSS Shareholders and the Hamilton-Ryker Members.

         Section 6.2 Closing Activities. At the Closing, each of the Hamilton-Ryker Members and the MFSS Shareholders shall deliver or cause to be delivered each of the respective items described in Section 6.3 hereof, and shall execute such other documents, certificates and agreements as are contemplated elsewhere herein.

         Section 6.3  Closing Deliveries.

                  (a) Hamilton-Ryker Members. The Hamilton-Ryker Members shall deliver the Hamilton-Ryker Interests to Mega Force in exchange for the Mega Force Shares.

                  (b) MFSS Shareholders. The MFSS Shareholders shall deliver the MFSS Shares to Mega Force in exchange for the Mega Force Shares.

                  (c) All Parties. Each of the parties hereto shall, as appropriate, deliver or cause to be delivered the following:

                           (1) The certificates, dated as of the Closing Date,
                  referred to in Article V hereof;

                           (2) The executed agreements, contracts, certificates
                  and assignments referred to in Article V hereof;

                           (3) The opinions of legal counsels referred to in
                  Sections 5.1 and 5.2 hereof; and

                           (4) Such other instrument or instruments as shall be
                  necessary or appropriate to carry out and effect the purpose and intent of this Agreement.

                  (d) Cash Payment; Notes. Mega Force shall deliver or cause to have delivered to the Hamilton-Ryker Members the Cash Payment, the Mega Force Notes and the Hamilton-Ryker Notes.


                                   ARTICLE VII

                         Certain Post Closing Covenants

         Section 7.1 Full Cooperation. Each of the parties hereto shall cooperate and take such action, including the execution of such other documents, as may be necessary to fully consummate the transactions contemplated hereby, and as may be reasonably requested in order to carry out the provisions and purposes of this Agreement and the transactions contemplated herein.

         Section 7.2 Tax Covenant. The parties hereto intend that the contribution to the capital of Mega Force of the MFSS Shares and the Hamilton-Ryker Interests will qualify as a transfer of assets pursuant to the requirements of Section 351 of the Code, and that the transfer of assets from Hamilton-Ryker to HRC shall constitute a contribution to capital in exchange for capital stock by Mega Force, HRC's parent, also pursuant to the requirements of
Section 351 of the Code. Accordingly:

                  (a) Both prior to and after the Closing Date, all books and records shall be maintained, and all federal income tax returns and schedules thereto shall be filed in a manner consistent with the contributions contemplated herein being qualified as transfers under
         Section 351 of the Code. Each party shall provide to each other such tax information, reports, returns, or schedules as may be reasonably required to assist such party in accounting for and reporting such contributions as so qualified.

                  (b) Notwithstanding anything herein to the contrary, no party hereto shall have any obligation to indemnify and defend any other party (or such party's shareholders, partners or members) with respect to any tax, interest, penalties, loss, claims, damages, costs or expenses (including all attorney fees and accounting fees relating to audit, IRS appeals, and litigation, including judicial appeals therefrom) incurred in connection with an assertion by the IRS that the contributions to Mega Force or to HRC contemplated herein (or any one of them) do (does) not qualify under Section 351 of the Code.

         Section 7.3 Appointment of Ernst & Young. The Board of Directors of Mega Force shall appoint Ernst & Young, LLP ("Ernst & Young") as auditors of Mega Force.

         Section 7.4 Post Closing Adjustments. The total consideration paid to the Hamilton-Ryker Members shall be adjusted as set forth below.

                  (a) An increase to the Cash Payment, subject to any offset set forth in (b) below, shall be made proportionately for any increase in the net assets of Hamilton-Ryker as of February 28, 1997 from the figure of $2,366,132.00 as of June 30, 1996. Net assets for the purposes of this adjustment shall consist of Hamilton-Ryker's total assets less Hamilton-Ryker's total liabilities (in both cases including Affiliates) as determined by an audit of Hamilton-Ryker's financial statements by Ernst & Young as of February 28, 1997 as required by Mega Force or its senior lenders plus the Hamilton-Ryker Debt of $2,746,337.00. In any event Hamilton-Ryker's financial statements will be audited by Ernst & Young as of December 31, 1996 and any adjustments will be reflected in the calculation of net assets as of February 28, 1997.

                  (b) Hamilton-Ryker's EBITDA for the twelve (12) months ending as of February 28, 1997 shall be determined by an audit or review by Ernst & Young ("Audited EBITDA"), as required by Mega Force or its senior lenders. The sum of Audited EBITDA and Add Backs shall constitute "Adjusted EBITDA." If Adjusted EBITDA is greater than or equal to $1,600,000.00, then there shall be no adjustment under this
         Section 7.4(b). If

         Adjusted EBITDA is less than $1,600,000, then the amount that Adjusted EBITDA is less than $1,600,000.00 will be multiplied by 6.5 and said product shall be deducted proportionately from the non-equity consideration received by the Hamilton-Ryker Members as follows: (1) from the Cash Payment made in accordance with subsection (a) above, in the same proportion as the Cash Payment is to the sum of the Cash Payment, the Mega Force Notes, and the Hamilton-Ryker Notes; and (2) from the Mega Force Notes, in the same proportion as the Mega Force Notes are to the sum of the Cash Payment, the Mega Force Notes, and the Hamilton-Ryker Notes; and (3) from the Hamilton-Ryker Notes, in the same proportion as the Hamilton-Ryker Notes are to the sum of the Cash Payment, the Mega Force Notes, and the Hamilton-Ryker Notes.

                  (c) If the sum of net assets as of February 28, 1997 as determined pursuant to (a) above is less than $2,366,132.00, then the amount that said net assets is less than $2,366,132.00 shall be deducted proportionately from the total consideration made to the Hamilton-Ryker Members as follows: (1) from the Mega Force Notes, in the same proportion as the Mega Force Notes are to the sum of the Mega Force Notes and the Hamilton-Ryker Notes; and (2) from the Hamilton-Ryker Notes, in the same proportion as the Hamilton-Ryker Notes are to the sum of the Mega Force Notes and the Hamilton-Ryker Notes.

         Section 7.5 Career Management Acquisition. Mega Force or its Subsidiaries shall retire or assume those Hamilton-Ryker Notes relating to the acquisition of Career Management as specifically set forth on Schedule 7.5.

         Section 7.6 Mechanics of Settlement. The post-closing adjustment shall be determined no later than ten (10) working days following the issuance of the Ernst & Young audit report of Hamilton-Ryker. The post-closing adjustment shall be determined by determined by Ernst & Young as required by Mega Force or its senior lender. Each party will have ten (10) working days to appeal to Ernst & Young for changes in such audited figures.

                  (a) Ernst & Young may consider appeals for changes and using its sole discretion either change or not change the findings of its audit, all to be determined within ten (10) working days after receiving any record of appeal.

                  (b) Subject to the process of appeal and reconsideration as set forth above, the parties agree that the findings of Ernst & Young shall be conclusive and final as to the post-closing adjustments set forth in Section 7.4. The parties further agree to indemnify and hold harmless Ernst & Young from any claims or damages arising from conducting its audit or publishing its findings to the parties.

                  (c) Within five (5) days following the conclusion of any appeal and reconsideration by Ernst & Young, Mega Force shall receive from the Hamilton-Ryker Members a check or checks in total amount of any decrease in the purchase price as reflected in the Cash Payment as adjusted by operation of Section 7.4, and the Mega Force Notes and Hamilton-Ryker Notes shall be amended and restated to reflect such decrease. Should an increase in the purchase price be indicated by the Ernst & Young audit, then five (5) days after the conclusion of any appeal and reconsideration by Ernst & Young, Mega Force shall issue to the Hamilton-Ryker Members a check or checks in total amount of any increase in the purchase price as reflected in the Cash Payment and adjusted by operation of Section 7.4, and the Mega Force Notes and Hamilton-Ryker Notes shall be amended and restated to reflect such increase.

         Section 7.7 Use of Name. As of the Closing the Hamilton-Ryker Members will cease and desist from using the name "Hamilton-Ryker", "The Hamilton-Ryker Company, LLC" or "The Hamilton-Ryker Company, Inc." for any and all activities and will cause any entity, corporation, or partnership under their control using the Hamilton-Ryker name to have changed its name prior to or as of Closing.



                                  ARTICLE VIII

                                   Termination

         Section 8.1 Optional Termination. This Agreement may be terminated and the contribution of the MFSS Shares and the Hamilton-Ryker Interests abandoned at any time prior to the Closing Date as follows:

                  (a) By the mutual consent of MFSS and Hamilton-Ryker;

                  (b) By MFSS if any representation or warranty of Hamilton-Ryker or any Hamilton-Ryker Holder contained in this Agreement or in any certificate or other document executed and delivered by Hamilton-Ryker or the Hamilton-Ryker Members pursuant to this Agreement is or becomes untrue or breached in any material respect or if Hamilton-Ryker or any Hamilton-Ryker Member fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty (20) days after receipt of written notice thereof;

                  (c) By Hamilton-Ryker if any representation or warranty of MFSS or any MFSS Shareholder contained in this Agreement or in any certificate or other document executed and delivered by MFSS or any MFSS Shareholder pursuant to this Agreement is or becomes untrue or breached in any material respect or if MFSS or any MFSS Shareholder fails to comply in any material respect with any covenant or agreement contained herein, and any such misrepresentation, noncompliance or breach is not cured, waived or eliminated within twenty (20) days after receipt of written notice thereof;

                  (d) By either Hamilton-Ryker or MFSS if any action, suit, proceeding or claim before any court, governmental agency or other entity has been instituted or threatened against Hamilton-Ryker or MFSS which, if adversely determined, would have a material adverse effect on the assets or business of Hamilton-Ryker or MFSS.

                  (e) By either Hamilton-Ryker or MFSS, following the failure of any conditions precedent to Closing for the party seeking termination as set forth in Article V hereof.

                  (f) In the event that the transactions referred to herein shall not have closed by May 31, 1997 and (i) such failure to close shall not be the fault of the Hamilton-Ryker Members, then the Hamilton-Ryker Members shall have the option to terminate their obligations hereunder, or (ii) such failure to close shall not be the fault of the MFSS Shareholders, then the MFSS Shareholders shall have the option to terminate their obligations hereunder.


         Section 8.2 Effect of Termination. In the event this Agreement is terminated pursuant to the provisions of this Article VIII:

                  (a) Then, (i) Hamilton-Ryker and MFSS shall deliver to the other all documents previously delivered (and copies thereof in its possession) concerning one another and the transactions contemplated hereby and (ii) none of the parties nor any of their respective shareholders, directors, officers, or agents shall have any liability to the other party for costs, expenses, loss of anticipated profits, consequential damages, or otherwise, except for any deliberate breach or deliberate omission resulting in breach of any of the provisions of this Agreement.

                  (b) After termination each party shall keep confidential all information provided by the other parties pursuant to this Agreement which is not in the public domain, and shall exercise the same care in handling such information as it would exercise with similar information of its own.


                                   ARTICLE IX

                      Federal Securities Laws Restrictions

         Section 9.1 Investment Representations. Each party hereto hereby acknowledges that the Mega Force Shares to be delivered pursuant to the provisions of this Agreement (i) have not been and will not be registered under the '33 Act, or any state securities laws, and Mega Force is under no obligation to so register such Mega Force Shares, (ii) must be held indefinitely unless the same are subsequently registered or an exemption from such registration is available, and (iii) have been acquired solely for the recipient's own account, for investment purposes only and with no present intention of distributing, selling or otherwise disposing of the Mega Force Shares in connection with a distribution within the meaning of the '33 Act and the rules and regulations thereunder.

         Section 9.2 Compliance with Law. Each of the Hamilton-Ryker Members and the MFSS Shareholders covenants, warrants and represents that none of the Mega Force Shares to be issued to it pursuant to this Agreement will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except (i) pursuant to the provisions of a Lock-Up Agreement and (ii) after full compliance with all of the applicable provisions of the '33 Act and the rules and regulations of the Securities and Exchange Commission and applicable state securities laws and regulations. All certificates evidencing the Mega Force Shares shall bear the following legend (together with any other legends required by the Lock-Up Agreement applicable state securities laws) for as long as Mega Force deems it necessary:

           "The shares represented hereby have not been registered under the Securities Act of 1933, as amended (the "Act"), or the securities laws of any state and may not be sold or otherwise transferred unless in compliance with the Act and all other applicable securities laws."


                                    ARTICLE X

                                 Indemnification

         Section 10.1 Indemnification by Hamilton-Ryker and the Hamilton-Ryker Members. Hamilton-Ryker and the Hamilton-Ryker Members each agree jointly and severally to indemnify, defend and hold harmless MFSS and MFSS Shareholders and their successors and assigns from, against and with respect to any and all claims, liabilities, obligations, losses, damages, assessments, judgments, costs or expenses (including, without limitation, reasonable attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character, arising out of or in any manner incident, relating or attributable to: (i) any inaccuracy in a representation or any breach of any warranty of Hamilton-Ryker or the Hamilton-Ryker Members contained in this Agreement or in any certificate, instrument of transfer or other instrument, document or agreement executed or delivered by Hamilton-Ryker or the Hamilton-Ryker Members in connection with this Agreement, or (ii) any failure by Hamilton-Ryker or the Hamilton-Ryker Members to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by him or her under this Agreement or under any certificate or other instrument, document or agreement executed by him, her or it in connection with this Agreement.

         Section 10.2 Indemnification by MFSS and the MFSS Shareholders. MFSS and the MFSS Shareholders each agree to indemnify, defend and hold harmless Hamilton-Ryker and the Hamilton-Ryker Members and their successors and assigns from, against and with respect to any and all claims, liabilities, obligations, losses, damages, assessments, judgments, costs or expenses (including, without limitation, reasonable attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character, arising out of or in any manner incident, relating or attributable to: (i) any inaccuracy in a representation or any breach of any warranty of MFSS or the MFSS Shareholders contained in this Agreement or in any certificate, instrument of transfer or other instrument, document or agreement executed or delivered by MFSS or the MFSS Shareholders in connection with this Agreement, or (ii) any failure by MFSS or the MFSS Shareholders to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by MFSS or the MFSS Shareholders under this Agreement or under any certificate or other instrument, document or agreement executed by it in connection with this Agreement.

         Section 10.3 Definitions. Any person or entity seeking indemnification pursuant to this Article X is hereinafter referred to as an Indemnitee and any person or entity against whom indemnification is sought is hereinafter referred to as an Indemnitor.

         Section 10.4 Procedures for Payment of Claims by Indemnitor(s). In the event any Indemnitee(s) shall have any claim against any Indemnitor(s), whether by reason of a third party action, suit or proceeding or by reason of any other liability of the Indemnitor(s) for indemnification pursuant to this Article IX, the Indemnitee(s) shall provide the Indemnitor(s) with written notice of the claim which shall set forth the reasons why the Indemnitee(s) are liable for the claim (the "Indemnification Notice"). If the claim involves any action, suit or proceeding commenced by a third party, the Indemnification Notice shall be accompanied by a copy of any complaint or other documents asserting the claim. If all or any portion of the claim is contingent or if any portion of the amount of the claim is unknown at the time the Indemnification Notice is given, the Indemnification Notice shall be sufficient if it states the known amount of the claim, if any, and indicates that the ultimate amount of the claim is unknown.

         Within ten (10) days from the date the Indemnification Notice is given, the Indemnitor(s) shall give the Indemnitee(s) written notice (the "Responsibility Notice") as to whether the Indemnitor(s) agree the Indemnitor(s) are liable pursuant to this Article X for all or any portion of the claim stated in the Indemnification Notice.

         Within thirty (30) days after the Indemnification Notice is given by the Indemnitee(s), the Indemnitor(s) shall pay to the Indemnitee(s) any and all amounts for which the Indemnitor(s) accepted liability pursuant to the Responsibility Notice. If the Indemnitor(s) have acknowledged liability for a contingent claim or a claim or liability of unknown amount, the Indemnitor(s) shall pay the Indemnitee(s) for such claim within thirty (30) days after the Indemnitee(s) give the Indemnitor(s) written reasonable evidence that the claim or liability is no longer contingent or of the amount of the claim or liability.

         Section 10.5 Procedures for Defense of Claims. If any claim or liability is asserted or threatened, or any action, suit or proceeding is commenced by any third party against any Indemnitee(s) that might result in any liability being imposed on any Indemnitor(s) hereunder, the Indemnitee(s) shall, within a reasonable time following the receipt of same, give an Indemnification Notice to the Indemnitor(s) together with a copy of any complaint or other documents asserting such claim. Within ten (10) days from the date the Indemnification Notice is given, the Indemnitor(s) shall give the Indemnitee(s) written notice as to whether the Indemnitor(s) elect to defend any such claim or liability (the "Defense Notice"); provided, however, that during the interim, the Indemnitee(s) shall be entitled to take reasonable action with respect to such claim which the Indemnitee(s) deem necessary to protect against such further damage or default with respect thereto. The Indemnitor(s) may not elect to defend any claim or liability unless they also agree that the Indemnitor(s) are liable to the Indemnitee(s) for such claim or liability pursuant to this
Article X.

         If the Indemnitor(s) elect to defend any such claim or liability, such defense shall be at the cost and expense of the Indemnitor(s) and using professionals chosen by the Indemnitor(s), subject to the approval of the Indemnitee(s), which approval shall not unreasonably be denied. In the event that the Indemnitor(s) shall elect to defend any claim or liability pursuant to this subparagraph, the Indemnitee(s) agree that (i) they will permit the Indemnitor(s), their attorneys, accountants or other agents to have access to all relevant properties, records and documents of the Indemnitee(s) and to furnish to the Indemnitor(s) such financial, commercial, legal, operations and other information as the Indemnitor(s) may reasonably request and as may be related to the claim or liability being contested; (ii) they will cooperate to permit the Indemnitor(s) to make any investigations which they may reasonably request. If the Indemnitor(s) do not elect to defend any claim or liability, the Indemnitor(s) shall nevertheless cooperate with the Indemnitee(s) to the same extent the Indemnitee(s) would have been required to cooperate with the Indemnitor(s) had the Indemnitor(s) elected to defend against the claim or liability.

         If the Indemnitor(s) elect to defend any claim or liability pursuant to this paragraph, the Indemnitee(s) may participate in the defense of such claim or liability that the Indemnitor(s) have elected to defend, but such participation shall be at their own expense unless a conflict of interest exists which makes such participation advisable; provided, however, that, if the liability or claim is ultimately shown to have been caused by the Indemnitee(s) and not the Indemnitor(s), such participation shall be at the expense of the Indemnitee(s). A conflict of interest shall not be deemed to exist solely by reason of the liability of the Indemnitor(s) pursuant to this Article X.

         If the Indemnitor(s) elect to defend any claim or liability pursuant to this paragraph, the Indemnitee(s) shall not settle or agree to settle any claim or liability without the prior written consent of the Indemnitor(s), which shall not unreasonably be withheld. In the event the Indemnitor(s) fail to consent to the settlement of any claim or liability within ten (10) days after the written request therefor by any Indemnitee(s), the Indemnitee(s) shall be entitled to settle such claim or liability. In the event the Indemnitor(s) do not elect to defend against any claim or liability, the Indemnitee(s) shall be entitled to take such actions to defend against such claim or liability as the Indemnitee(s) shall deem reasonable, including, without limitation, settlement of such claim or liability without consent by Indemnitor(s). It is agreed that settlement of any claim or liability shall not determine whether the Indemnitor(s) are liable to the Indemnitee(s) pursuant to this Article X, which liability is to be determined in accordance with the provisions of this Article X without regard to the Indemnitee(s) right to settle as provided herein.

         If as provided above, the Indemnitor(s) have no right to defend any claim or liability, the Indemnitee(s) shall nevertheless provide the Indemnitor(s) with reasonable amounts of information about the defense conducted by the Indemnitee(s) and the Indemnitor(s) shall nevertheless cooperate with the Indemnitee(s) to aid in the defense as provided herein.

                                   ARTICLE XI

                                     Notices

         Section 11.1 In General. All notices, demands and other communications required or permitted under this Agreement shall be sufficiently given if delivered in person or mailed by certified mail, postage prepaid, return receipt requested, if addressed as provided herein.

         Section 11.2      Addresses.

                  (a)      If to MFSS, address to:

                                    Mega Force Staffing Services, Inc.
                                    1001 Hay Street
                                    P.O. Drawer 53449
                                    Fayetteville, NC 28305-3449
                                            Attention:  Mr. Jerry Stone

                           with a copy to:

                                    Moore & Van Allen, PLLC
                                    One Hannover Square, Suite 1700
                                    P.O. Box 26507
                                    Raleigh, North Carolina 27611
                                            Attention:  John S. Russell, Esq.

                  (b)      If to the Hamilton-Ryker Members, address to:

                                    The Hamilton-Ryker Company, Inc.
                                    947 East Main Street
                                    P.O. Box 1068
                                    Martin, TN  38237
                                            Attention:  Mr. Crawford Gallimore

                           with a copy to:

                                    Glankler Brown
                                    One Commerce Square, 17th Floor
                                    Memphis, TN 38103
                                            Attention:  King Rogers, Esq.

         Section 11.3 Changes to Address. Notwithstanding the foregoing, any party hereto may change its address for notice purposes by designated such changed address in writing and delivering a copy thereof to each of the other parties hereto in the manner provided hereinabove.

                                   ARTICLE XII

                            Miscellaneous Provisions

         Section 12.1 Assignment. No party hereto shall have any right at any time to assign this Agreement, or any rights, benefits, duties, or obligations therein or thereunder, to any person or entity without the prior written consent of each of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted assigns.

         Section 12.2 Amendments. This Agreement may be amended from time to time by the written agreement of the parties hereto.

         Section 12.3 Headings. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting or amplifying the terms and provisions hereof.

         Section 12.4 Governing Law. This Agreement shall in all respects be interpreted, construed, and governed by and in accordance with the laws of the State of North Carolina.

         Section 12.5 Entire Agreement. This Agreement embodies all the representations, warranties, covenants, and agreements of the parties in relation to the subject matter hereof, and no representations, warranties, covenants, understandings, or agreements, or otherwise, in relation thereto exist between the parties except as expressly set forth herein.

         Section 12.6 Complete Agreement. This Agreement and those other documents expressly referred to herein embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements, or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         Section 12.7 Payment of Expenses. Each party hereto shall pay their own expenses, including, without limitation, the disbursements and fees of their respective attorneys, accountants, advisors, agents, and other representatives, incidental to the preparation and carrying out of this Agreement, whether or not the transaction contemplated hereby is consummated.

         Section 12.8 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original, and all of which taken together constitute one and the same Agreement.

         Section 12.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

         Section 12.10 Survival. The indemnities, warranties and representations made in this Agreement shall survive the Closing for a period of two (2) years (except for tax indemnities, warranties and representations which shall survive the Closing for a period of three (3) years), irrespective of any investigation made by or on behalf of any party, and shall not be deemed merged in any document or instrument executed or delivered at the Closing.

         Section 12.11 Waiver. Any waiver of any provision hereof shall not be effective unless made expressly and in a writing executed in the name of the party sought to be charged. The failure of any party to insist, in any one or more instances, on performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect.




                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MFSS:                             MEGA FORCE STAFFING SERVICES, INC.,
                                  a North Carolina corporation


                                  By:   /s/ Jerry F. Stone
                                       -----------------------------------------
                                        Jerry F. Stone
                                        President

THE MFSS SHAREHOLDERS:            /s/ Jerry F. Stone
                                  ----------------------------------------------
                                  Jerry F. Stone

                                  /s/ H. Ronald Stone
                                  ----------------------------------------------
                                  H. Ronald Stone

                                  /s/ Hal H. Bibee
                                  ----------------------------------------------
                                  Hal H. Bibee


                                  CARMEN NICHOLE STONE TRUST
                                  /s/ Jerry F. Stone
                                  ----------------------------------------------
                                  By: Jerry F. Stone, Trustee


                                  SARAH KATHERINE STONE TRUST
                                  /s/ Jerry F. Stone
                                  ----------------------------------------------
                                  By: Jerry F. Stone, Trustee


                                  GINGER S. MCDONALD TRUST
                                  /s/ Jerry F. Stone
                                  ----------------------------------------------
                                  By: Jerry F. Stone, Trustee


                                  HEATH SHEPHERD STONE TRUST
                                  /s/ H. Ronald Stone
                                  ----------------------------------------------
                                  By: H. Ronald Stone, Trustee


                                  SARAH ASHLEY STONE TRUST
                                  /s/ H. Ronald Stone
                                  ----------------------------------------------
                                  By: H. Ronald Stone, Trustee

Hamilton-Ryker:                   THE HAMILTON-RYKER COMPANY, L.L.C.,
                                       a Tennessee limited liability company


                                       By:
                                            -----------------------------------
                                             T. Wayne McCreight, President


The Hamilton-Ryker Members:

                                       -----------------------------------------
                                       D. Crawford Gallimore


                                       -----------------------------------------
                                       T. Wayne McCreight

                                  SCHEDULE 2.4
                      to the Business Combination Agreement

                                Mega Force Equity

2.4(a)   THE HAMILTON-RYKER MEMBERS:

                Class A               Class B
             Common Shares        Non-Voting Common
                                      Shares

                199,188               199,187             D. Crawford Gallimore
                199,188               199,187             T. Wayne McCreight
                -------               -------
                398,376               398,374

2.4(b)   THE MFSS SHAREHOLDERS:

           Class A                Class B
         Common Shares      Non-Voting Common
                                  Shares

            858,156               858,156       H. Ronald Stone
            386,369               386,369       Jerry F. Stone
             98,997                98,995       Hal H. Bibee
             14,142                14,142       Carmen Nichole Stone Trust
             14,142                14,142       Sarah Katherine Stone Trust
             14,142                14,142       Ginger S. McDonald Trust
             14,142                14,142       Heath Shepherd Stone Trust
             14,142                14,142       Sarah Ashley Stone Trust
             ------                ------
          1,414,232             1,414,230

2.4(c) CREDITANSTALT WARRANTS FOR CLASS A COMMON STOCK OR CLASS B NON-VOTING COMMON STOCK:

     (i)       258,944     immediately exercisable

     (ii)                  exercisable only at such time as the aggregate amount
                           of loans made to Mega Force under the Loan and
                99,594     Security Agreement equals or exceeds $20,000,000
               -------
               358,538

2.4(d) MFSS SPRINGING WARRANTS FOR CLASS A COMMON STOCK OR CLASS B NON-VOTING COMMON STOCK

                68,675     H. Ronald Stone
                30,919     Jerry F. Stone
                99,594